SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to Section 240.14a-12

VIRTUALSCOPICS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
VIRTUALSCOPICS, INC.

To All VirtualScopics, Inc. Stockholders:

We are pleased to invite you to attend the annual meeting of the stockholders of VirtualScopics, Inc. to be held at 11:00 a.m. on May 11, 2006, at the Country Club of Rochester, 2935 East Avenue, Rochester, New York, 14610, for the following purposes:

1.	To elect seven (7) members to our board of directors to serve a one-year term;

2.	To ratify the appointment of Marcum & Kliegman LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached Proxy Statement. Our board of directors has fixed the close of business on March 31, 2006, as the record date for a determination of stockholders entitled to notice of, and to vote at, this annual meeting, and any adjournment thereof. Holders of our Series A Preferred Stock vote together with holders of our Common Stock on the proposals listed above.

IF YOU DO NOT PLAN ON ATTENDING THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE BUSINESS ENVELOPE PROVIDED. YOUR VOTE IS VERY IMPORTANT.

By the Order of the Board of Directors

/s/ Robert Klimasewski
Robert Klimasewski, President and Chief Executive Officer

VIRTUALSCOPICS, INC.
PROXY STATEMENT

This Proxy Statement is being sent to the holders of shares of Common Stock and Series A Preferred Stock of VirtualScopics, Inc., a Delaware corporation, or the Company, in connection with the solicitation of proxies by our management for use at the 2006 Annual Meeting of Stockholders to be held at 11:00 a.m. on May 11, 2006, at the Country Club of Rochester, 2935 East Avenue, Rochester, New York 14610, and any adjournments thereof, for the following purposes:

1.	To elect seven (7) members to our board of directors to serve a one-year term;

2.	To ratify the appointment of Marcum & Kliegman LLP, as our independent registered accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other matters as may properly come before the Annual Meeting.

With this Proxy Statement, we are also mailing or delivering to our stockholders a proxy card, the Notice of Annual Meeting and a copy of our Annual Report which includes our Form 10-KSB for the year ended December 31, 2005. It is contemplated that this Proxy Statement and the accompanying form of proxy card will first be mailed to stockholders on or about April 14, 2006. Our principal executive offices are located at 350 Linden Oaks, Rochester, New York 14625; telephone (585) 249-6231.

SOLICITATION AND VOTING

Information relevant to these matters is set forth in the attached Proxy Statement. Our board of directors has fixed the close of business on March 31, 2006, as the record date for a determination of stockholders entitled to notice of, and to vote at, this annual meeting, and any adjournment thereof. As of the close of business on the Record Date, we had 21,889,075 shares of Common Stock outstanding and 7,000 shares of Series A Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote per share. Each outstanding share of Series A Preferred Stock is entitled to such number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to the provisions of the Certificate of Designation for the Series A Preferred Stock. Each share of the Series A Preferred Stock is initially convertible into 400 shares of Common Stock. Accordingly, as of the record date we had outstanding 24,689,075 shares entitled to vote.

Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a plurality of the outstanding voting shares present in person or represented by proxy at the Annual Meeting will be required to elect seven (7) directors to our board of directors under Proposal No. 1. The vote of a majority of outstanding voting shares present in person or represented by proxy is necessary to approve Proposal No. 2, and any other business presented at the Annual Meeting.

Proxies that abstain on one or more proposals and "broker non-votes" will be deemed present for quorum purposes for all proposals to be voted on at the meeting. Broker non-votes occur where a broker holding stock in "street name" is entitled to vote the shares on some matters but not others. If your shares are in street name (or held by your broker) and you do not give your broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. In this year's vote, brokers are entitled to vote for Proposal Nos. 1 and 2. Client directed abstentions are not broker non-votes. Abstentions, but not broker non-votes, are counted in tabulations of the votes cast on proposals presented to the stockholders (except Proposal 1) and will have the same effect as a vote against the proposals. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for the Company. For these reasons, it is important that all shares are represented at the Annual Meeting, either by you personally attending the Annual Meeting in person or by giving a proxy to vote your shares.

Your vote is very important. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares represented by your signed proxy card will be voted "FOR" Proposal Nos. 1 and 2 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote for or against these matters according to their judgment.

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to our Secretary, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: VirtualScopics, Inc, 350 Linden Oaks, Rochester, New York, Attention: Molly Henderson, Secretary.

The proxies will be solicited by mail and the cost of solicitation will be paid by us. Designated officers and selected employees may also solicit proxies from stockholders personally or by telephone, facsimile or other forms of communication. These officers and employees will not be compensated additionally for that solicitation. We will also pay for the cost of this additional solicitation. We are also requesting that brokers, banks and other custodians send soliciting materials to beneficial owners. We will reimburse them for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies as provided herein will be paid by us.

CHANGE IN CONTROL

The Company was originally formed in 1988 under the name ConsultAmerica, Inc. As reported in our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005, on November 4, 2005, the Company, acquired all of the outstanding membership units of VirtualScopics, LLC, in a reverse acquisition pursuant to which we exchanged shares of our Common Stock for VirtualScopics, LLC membership units. As a result, VirtualScopics LLC is a wholly-owned subsidiary of the Company and is our sole operating unit.

Although we acquired VirtualScopics, LLC in the reverse acquisition, the former members of VirtualScopics, LLC acquired a majority of the voting shares in the combined enterprise. Additionally, the reverse acquisition resulted in VirtualScopics LLC’s management and board of directors assuming operational control of the Company.

The following lists a summary of the structure of the reverse acquisition and matters completed in connection therewith:

•
Our board of directors and stockholders amended ConsultAmerica’s Certificate of Incorporation to change the corporate name to “VirtualScopics, Inc.” and filed a Certificate of Designation authorizing our Series A Preferred Stock, each share of which is initially convertible into 400 shares of Common Stock.

•	We issued to the former members of VirtualScopics, LLC an aggregate of 17,326,571 shares of our Common Stock in exchange for all of the outstanding VirtualScopics, LLC membership units.

•	We undertook to issue up to 2,339,990 shares of Common Stock and 532,490 shares of Common Stock to the holders of options and warrants issued by VirtualScopics, LLC prior to the reverse acquisition.

•	We repurchased and cancelled 70,537,500 shares of our Common Stock from our former directors and majority stockholders for aggregate consideration of $200 and immediately cancelled those shares.

•
We completed a private placement of shares of our Series A Preferred Stock and warrants to purchase Common Stock, and received at the closing of the private placement gross proceeds of $7,000,000. Each share of Series A Preferred Stock is initially convertible into 400 shares of Common Stock.

At the conclusion of the reverse acquisition, VirtualScopics LLC’s former members owned approximately 74% of our outstanding shares of Common Stock and the 1,633,795 shares of our Common Stock initially issuable upon the conversion of the 4,084.488 shares of our Series A Preferred Stock sold in our private offering. This percentage subsequently decreased to 70% as a result of the 2,915.512 additional shares of Series A Preferred Stock we subsequently issued in our private offering which continued after the closing of the reverse acquisition.

For a more complete summary of the reverse acquisition and concurrent private offering transactions, shareholders should refer to the enclosed Annual Report on Form 10-KSB for the fiscal year ending December 31, 2005 and the Company’s previous filings with the Securities and Exchange Commission, available at http://www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

We currently have seven (7) directors on our board of directors. The individuals named below have been nominated by our board of directors to serve as directors until the 2007 Annual Meeting of Stockholders and until a successor is elected and qualified, unless they die, resign or are removed before that meeting. All of the nominees are currently directors and each has consented to continue serving as a director. If a nominee becomes unavailable for election before the 2006 Annual Meeting, the board of directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

The board of directors has concluded that Messrs. Walts, Knafel, Chandler, Phelps and Bagatelle are "independent" as defined by Nasdaq and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as that term relates to membership on the board of directors.

Directors are elected by a plurality of the votes cast by the shares entitled to vote. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The shares represented by proxy cards returned to us will be voted FOR each of the following individuals, unless you specify otherwise.

Robert Klimasewski, age 63, was named Chief Executive Officer of the Company and was elected as a director of the Company on November 4, 2005. He has served as Chief Executive Officer of VirtualScopics, LLC since June 2005 and has been a board member of VirtualScopics, LLC since its inception. Mr. Klimasewski served as President and Chief Executive Officer of Transcat, Inc. (formerly Transmation, Inc.) (NasdaqSC: TRNS), a publicly-held global distributor of professional grade test, measurement and calibration instruments, from 1994 to 1998, when he relinquished those titles and assumed the role of Chairman of the Board of Transcat. In 2002, Mr. Klimasewski stepped down as Chairman of the Board of Transcat and was re-appointed President and Chief Executive Officer. He served in those roles until 2004, when he retired. Mr. Klimasewski remains on Transcat’s board of directors. He also was a co-founder of Burleigh Instruments Inc., a manufacturer of precision scientific instrumentation, which was sold in December 2000. He served for 18 years on the board of directors of Laser Power Corporation, a publicly-held company, until its sale in 2000. He currently serves on the board of directors of Lumetrics, Inc. and The University Technology Seed Fund. He is a member of the University of Rochester’s Visiting Committee for the School of Engineering and Applied Science. Mr. Klimasewski holds B.S. and M.S. degrees in optical engineering from the University of Rochester.

Warren Bagatelle, age 67, has served as a director of the Company since November 4, 2005, as a director of VirtualScopics, LLC since August 2001, as Chairman of the board of directors of the Company since November 4, 2005, and as the Chairman of the board of directors of VirtualScopics, LLC since August 2002. Mr. Bagatelle has been a managing director of Loeb Partners Corporation since 1988, where his responsibilities include all elements of corporate finance. Specific activities cover identifying, financing and monitoring investments in small and medium size companies, providing advisory services on mergers, acquisitions, divestitures and restructurings, and advising on, managing and co-managing public offerings. Loeb Partners is a full service investment banking firm based in New York City. Mr. Bagatelle is a general partner of Loeb Investors Company 147, L.P., one of VirtualScopics, LLC’s former members and one of our stockholders. Mr. Bagatelle is also a director of FuelCell Energy, Inc. (FCEL) and Electro Energy Inc. (EEEI), as well as several private companies. He received his M.B.A. degree from Rutgers University and his B.A. degree in economics from Union College.

Dr. Saara Totterman, M.D., Ph.D., age 65, has served as a director of the Company since November 4, 2005. Dr. Totterman is one of VirtualScopics, LLC’s founders, has served as the Chief Medical Officer and a director of VirtualScopics, LLC since its inception. She is responsible for both setting the strategic direction for the medical research that we undertake, as well as ensuring thorough medical oversight for all the clinical programs that the Company conducts. Prior to founding VirtualScopics, LLC, she served as the director of the MR Center at the University of Rochester Medical Center having full responsibility for the operation of the center with profit and loss oversight for $35 million in annual revenues. Dr. Totterman is internationally recognized as an authority in musculoskeletal CT and MRI, having over 100 publications in peer-reviewed journals and making over 120 presentations at international meetings. She has also contributed to the writing of 11 book chapters and is a reviewer for Radiology, the highest ranked radiological journal in the world, for which she has won several awards. Dr. Totterman’s main research concentration has been MR imaging technology development and image segmentation, which have formed the foundation for its technology. She has extensive experience in multidisciplinary research, collaborating with engineering and physics scientists and is frequently sought out as an advisor to the pharmaceutical industry. She received her M.D. degree at the University of Oulu, Finland, her Ph.D. in medicine at the University of Bergen, Norway and her B.A. degree in medicine from the University of Oulu, Finland.

Terence Walts, age 58, has served as a director of the Company since December 8, 2005. Mr. Walts was President, CEO and a director of Refocus Group, Inc., (OTCBB: RFCG) a late stage medical device company engaged in research and development for treatments of eye disorders, from September 2002 through October 2005. Prior to that position, Mr. Walts acted as a consultant to medical startup companies and held positions with, among others, ONCOSE, Inc., an in-vitro diagnostics company, Medjet, Inc., an early stage medical devices company, and CIBA Vision, a diversified eye care company.

Sidney Knafel, age 73, has served as a director of the Company since November 4, 2005 and of VirtualScopics, LLC since August 2001. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company. He also serves as Chairman of BioReliance Corporation, a biological testing company, and Chairman of Insight Communications Company, a cable communications company. Mr. Knafel is a director of IGENE Biotechnology, Inc. (PNK: IGNE) and General American Investors Company, Inc. (NYSE: GAM) as well as several private companies. He is a graduate of Harvard College and the Harvard Graduate School of Business Administration.

Colby Chandler, age 81, has served as a director of the Company since December 16, 2005. Mr. Chandler retired from Eastman Kodak Company in 1990 after 40 years of service. Mr. Chandler served as the president of Eastman Kodak Company from 1977 until his retirement, and as the chairman of the board of directors and chief executive officer of Eastman Kodak Company from 1983 until his retirement. Mr. Chandler has also served on the board of directors of Ford Motor Company, JC Penney Company, Citicorp and Digital Equipment Corporation. Mr. Chandler has a bachelor’s degree in engineering physics from the University of Maine and a master’s degree in industrial management from Massachusetts Institute of Technology.

Charles Phelps, Ph.D., age 62, has served as a director of the Company since December 16, 2005. Dr. Phelps has been the provost of the University of Rochester (University of Rochester is a stockholder of the company), since 1994. Prior to that position, Dr. Phelps was the chair of the Department of Community and Preventive Medicine in the University of Rochester’s School of Medicine and Dentistry. Prior to working at the University of Rochester, Dr. Phelps served as a senior staff economist and as a director of the RAND Corporation. Dr. Phelps has a bachelor's degree in mathematics from Pomona College, an MBA in hospital administration from the University of Chicago, and a doctorate in business economics from the University of Chicago.

The Board recommends a vote "for" the election of all nominees as directors.

Board of Director and Committee Meetings

During 2005, VirtualScopics’ board of directors held five meetings and acted two times by written consent. During 2005, the Compensation Committee was the only committee of the Board of Directors. No director attended fewer than 75% of the 2005 board of directors meetings. It is our policy to have each director attend the meetings of stockholders, barring any reasonable conflicts.

Board of Director Committees

In February 2006, our board of directors created the Audit Committee, the Compensation Committee and the Governance and Nomination Committee as three standing committees.

Audit Committee. The Audit Committee is composed of Charles Phelps (Chairman), Warren Bagatelle and Colby Chandler. The responsibilities of the Audit Committee are more fully set forth in the Audit Committee Charter, a copy of which is included as Exhibit A to this Proxy Statement. The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. Our board of directors has determined that that each of the members of the committee is independent in accordance with applicable rules of Nasdaq and the SEC and that Warren Bagatelle meets the qualifications as “audit committee financial expert” as that term is defined in Item 401(e) of Regulation S-B under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that all three members meet Nasdaq's financial literacy criteria. The board of directors have also determined that Mr. Bagatelle is independent even though he falls outside of the “safe harbor” definition set forth in SEC Rule 10A-3(e)(1)(ii) because he is a general partner of Loeb Partners Company 147, L.P., which owns in excess of 10% of our Common Stock. In making this determination, among other things, the board of directors considered, Mr. Bagatelle’s history of service and the percentage of stock held by others.

Compensation Committee. The Compensation Committee is composed of Colby Chandler (Chairman), Charles Phelps and Terence Walts. Our board of directors has determined that each of the members of the committee is independent in accordance with applicable Nasdaq rules. The responsibilities of the Compensation Committee are to oversee the compensation structure of the officers of the Company as well as authorization of granting of equity instruments to employees, directors and consultants. The responsibilities of the Compensation Committee are more fully set forth in the Compensation Committee charter, a copy of which is available without charge at our website, www.virtualscopics.com.

Governance and Nomination Committee. The Governance and Nomination Committee is composed of Sidney Knafel (Chairman), Terence Walts and Warren Bagatelle. The board of directors have determined that each of the members of the committee is independent in accordance with Nasdaq rules. This committee is responsible for assisting the board of directors by identifying individuals qualified to become directors, and to recommend to the board of directors nominees for each annual meeting of stockholders; developing and recommending to the board of directors the Corporate Governance Guidelines applicable to the Company, leading the board of directors in its annual review of the board of directors’ performance; and recommending to the board of directors director nominees for each committee. The responsibilities of the Governance and Nomination Committee are more fully set forth in the Charter, a copy of which is available without charge at our website, www.virtualscopics.com.

In considering whether to nominate a candidate for election to the board of directors, each candidate’s qualifications are considered in their entirety. Our board of directors has not established minimum qualifications that nominees must meet in order to be considered for election as a director.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to our principal executive officer and principal financial officer and can be viewed on our website, www.virtualscopics.com, under Investor Relations.

Compensation of Directors

We pay each non-management director a fee of $500 and expenses incurred for each regular and special meeting of our board of directors attended. The compensation committee is currently reviewing the fee structure for the non-management directors of the Company. We intend to award each such director stock options under our 2006 Stock Incentive Plan upon its adoption by our stockholders.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock by:

•	each person who is known by us to beneficially own 5% or more of our Common Stock;

•	each of our directors and executive officers; and

•	all of our current directors and executive officers, as a group.

Except as indicated below, and subject to applicable community property laws, each reported owner has sole voting power and sole investment power with respect to the reported shares.

Common Stock

	Number of	Percentage of
	Common Shares	Common Shares
Name	Beneficially Owned(1)	Beneficially Owned(2)

5% or Greater Stockholders:

University of Rochester (3)	4,641,975	20.9%
Loeb Investors Company 147, LP (4)	4,450,564	20.3%
Dr. Jose Tamez-Pena (5)	1,968,677	9.0%
Pfizer Inc. (6)	1,553,121	7.1%
GE Healthcare (7)	1,218,467	5.6%
Dr. Kevin J. Parker (8)	1,166,445	5.3%

Directors and Executive Officers:

Robert Klimasewski (4)(5)	41,421	*
Warren Bagatelle (4)(5)	4,547,688	20.9%
Molly Henderson (5)	115,986	*
Dr. Saara Totterman (5)	1,183,112	5.4%
Sidney Knafel (4)(5)	39,442	*
Terence Walts (5)	20,000	*
Colby Chandler	—	*
Charles Phelps (9)	—	*

Directors & Executive Officers as a group (8 persons)	5,947,649	26.8%

* Less than 1% of outstanding shares of common stock

(1)	Includes options, warrants, convertible stock, and similar rights to purchase shares of VirtualScopics Common Stock that are exercisable within sixty (60) days.

(2)
The calculation in this column is based upon 21,889,075 shares of common stock outstanding on December 31, 2005, (which does not include the conversion of series A preferred stock into common stock), plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)
Includes 357,075 shares of common stock which may be purchased upon the exercise of an outstanding warrant. The address of the University of Rochester, 610 Hylan Building, RC Box 270140, Rochester, NY 14627.

(4)
Mr. Bagatelle may be deemed to be the beneficial owner of the shares of common stock owned by Loeb Investors Company 147, LP, a limited partnership in which he is a general partner. Messrs. Klimasewski and Knafel are limited partners in Loeb Investors Company 147, LP, and disclaim any beneficial ownership of such shares. The address for Loeb Investors Company 147, LP is 61 Broadway, Suite 2400, New York, NY 10006.

(5)
Presently reported ownership includes 16,667, 16,667, 115,986, 47,134, 41,421, and 41,421 shares issuable under options exercisable within 60 days of December 31, 2005 held by Drs. Totterman and Tamez-Pena, Ms. Henderson and Messrs. Bagatelle, Klimasewski, and Knafel, respectively. The address of each is c/o VirtualScopics, Inc., 350 Linden Oaks, Rochester, NY, 14625.

(6)	The address of Pfizer, Inc. is 50 Pequot Ave., MS 6025-C4127, New London, Connecticut 06320.

(7)	Shares owned by GE Medical Systems, a Division of General Electric Company, with an address of 3000 North Grandview Blvd., Waukesha, Wisconsin 53188.

(8)	Shares owned by Dr. Kevin J. Parker, with an address of 166 Superior Road, Rochester, NY 14625.

(9)	Mr. Phelps is the Provost of the University of Rochester. Mr. Phelps disclaims any beneficial ownership of the shares owned by the University of Rochester.

Series A Preferred Stock

	Number of	Percentage of
	Preferred Shares	Preferred Shares
Name	Beneficially Owned(1)	Beneficially Owned(2)

5% or Greater Stockholders:
Philip J. Hempleman (3)	1,500	21.4%
Dareen Investment Group (4)	750	10.7%
Vision Opportunity Funds (5)	550	7.9%

(1)
Includes all shares of series A preferred stock held. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time.

(2)
The calculation in this column is based upon 7,000 shares of series A preferred stock outstanding on December 31, 2005. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock.

(3)	Shares owned by Mr. Philip J. Hempleman and the 1998 Hempleman Family Trust, each having an address of Two Dublin Hill Drive, Greenwich, CT 06830.

(4)	Shares owned by Dareen Investment Group Limited, with an address of Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, RoadTown, Tortola, BVI.

(5)	Shares owned by Vision Opportunity Master Fund, LTD. and Vision Capital Advisors, LLC, each with an address of 317 Madison Avenue, Suite 1220, New York, NY 10017.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2005, neither our Common Stock nor our Series A Preferred Stock was registered under Section 12 of the Exchange Act and therefore our executive officers, directors and 10% or more beneficial holders of our outstanding stock were not subject to Section 16(a).

Communications With Directors

Stockholders who wish to communicate with the board of directors or any individual director can write to:

VirtualScopics, Inc.
Board Administration
350 Linden Oaks
Rochester, New York 14625

The letter should indicate that the sender is a stockholder. Depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed;
•	attempt to handle the matter directly (as where information about the Company or our stock is requested), or
•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic

A summary of all communications that were received since the last meeting and were not forwarded will be presented at each meeting of our board of directors along with any specific communication requested by a director.

Executive Officers

In addition to Mr. Klimasewski, VirtualScopics’ additional executive officer is Molly Henderson, Chief Financial Officer and Vice President of Finance.

Molly Henderson, has served as Chief Financial Officer and Vice President of Finance of the Company since November 4, 2005 and of VirtualScopics, LLC since May 2003. She served as VirtualScopics, LLC’s Controller from October 2002 to May 2003. Ms. Henderson oversees all financial aspects of the company’s operations. She has previously served as the Corporate Controller of Ultralife Batteries, Inc., (NasdaqNM: ULBI) a publicly-held provider of high performance lithium battery solutions. Ms. Henderson’s primary functions at the company include providing strategic direction and overseeing all financial related matters, as well as overseeing and ensuring proper accounting standards of the company. Earlier in her career, she was a Manager in the audit division of PricewaterhouseCoopers LLP, and her clients included Bausch & Lomb, Inc., Frontier Communications, Topicana and FF Thompson Health System. Ms. Henderson received her M.B.A. and B.S. degrees from the State University of New York at Buffalo.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table(1)

The following table discloses compensation received by VirtualScopics' Chief Executive Officer, former Chief Executive Officer and the only other executive management of the Company who during 2005 had compensation exceeding $100,000 (the “Named Executive Officers”), for the last three fiscal years.

		Annual Compensation		Long-Term Compensation
					Number of
			Bonus and	Restricted	Securities
			Other Annual	Stock	Underlying		All Other
Name and	Year	Salary	Compensation	Award(s)	Options/SARs		Compensation
Principal Position	Ended(1)	($)	($)	($)	(#)		($)

Robert Klimasewski	2005	—	—	—	700,000	(2)	—
President and CEO(1)	2004	—	—	—	7,142	(3)	—
	2003	—	—	—	—		—

Dr. Saara Totterman	2005	182,116	—	—	25,000		4,274
Chief Medical Officer	2004	216,058	18,900	—	—		3,718
of VirtualScopics, LLC	2003	209,998	—	—	23,805	(3)	3,235

Edward Sundberg (4)	2005	20,000	—	—	—		—
President (ConsultAmerica)	2004	—	—	—	—		—
	2003	—	—	—	—		—

(1)
The compensation presented for Klimasewski and Totterman earned prior to November 4, 2005, is for services to VirtualScopics, LLC, prior to our acquisition of that company in the reverse acquisition transaction. See “Change of Control” above. Since we succeeded to the business of VirtualScopics, LLC in the transaction and discontinued our prior business, we have presented this additional information in this table.

(2)
Mr. Klimasewski was elected CEO of VirtualScopics in November 2005 following the reverse acquisition. In 2005, he has elected to receive no salary and will be compensated by the company in stock options. In 2006, Mr. Klimsasewski will begin receiving a cash salary for his position as CEO. The Board of Directors of the Company granted to Mr. Klimasewski an option to purchase 700,000 shares of our common stock at $2.50 per share. If Mr. Klimasewski is not employed by the Company as the CEO on the first anniversary of the grant date, 350,000 stock options will be forfeited.

(3)
These options were granted pursuant to VirtualScopics’ long-term incentive plans. Pursuant to the Securities Exchange Agreement, we have agreed to issue shares of our common stock upon the exercise of these options in lieu of VirtualScopics membership units previously issuable thereunder. Based upon the exchange ratio used for the exchange transaction, we are obligated upon the exercise of these options to issue the number of shares of our common stock set forth in the table to Mr. Klimasewski and Dr. Totterman, respectively.

(4)	Mr. Sundberg resigned as CEO and President of the Company in connection of the closing of the reverse acquisition on November 4, 2005.

During 2004, our board of directors and stockholders, prior to the reverse acquisition adopted the 2004 Non-Statutory Stock Option Plan. We have not granted any options under that plan and plan to terminate the plan. On November 4, 2005, we assumed the obligation to issue shares 2,327,937 shares of our Common Stock upon the exercise of options under VirtualScopics LLC’s 2005 Long Term Incentive Plan and 2001 Long Term Incentive Plan. The following table provides information concerning the options we granted to our Named Executive Officers during 2005.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potentially Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3) 5% 10%

Robert Klimasewski	700,000(1)		$2.50	11/5/2015	$43,750	$87,500
Dr. Saara Totterman	23,805(2)		$2.25	12/31/2013	$2,678	$5,356

(1)
Mr. Klimasewski was elected CEO of VirtualScopics in November 2005. He has elected to receive no salary and be compensated by the Company in stock options. The board of directors of the Company granted to Mr. Klimasewski an option to purchase 700,000 shares of our Common Stock at an exercise price of $2.50 per share. If Mr. Klimasewski is not employed by the Company as the CEO on the first anniversary of the grant date, 350,000 stock options will be forfeited.

(2)	Options are exercisable in cumulative one year installments vesting annually beginning on the first anniversary of the date of grant.

(3)
The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of 5% and 10% over the full term of the options, as required by applicable regulations and are provided for illustrative purposes only and do not reflect the Company’s estimate or projection of future Common Stock prices.

The following table provides information concerning options held by the Named Executive Officers as of end of 2005.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Fiscal Year-End ($) Exercisable/Unexercisable(1)

Robert Klimasewski	—	—	0/700,000	0/100%
Dr. Saara Totterman	—	—	16,667/21,421	100%/100%

(1)	On December 31, 2005, the last sale price per share of VirtualScopics’ Common Stock reported on the OTCBB was $7.30.

Equity Compensation Plan Information
The following table summarizes information, as of February 28, 2006, relating to our equity compensation plans:

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Plan Category
Equity compensation plans approved by security holders	3,140,427(1)	$1.32	1,400,000(3)
Equity compensation plans not approved by security holders	700,000(2)	$2.50	—

Total	3,890,427	$1.54	1,400,000(3)

(1)
Pursuant to the exchange agreement referenced above, we agreed to issue 532,490 shares of our common stock to holders of warrants granted by VirtualScopics, LLC, in exchange for consideration in the form of goods and services. Also pursuant to the exchange agreement, we agreed to issue 2,327,937 shares of our common stock to holders of options granted by VirtualScopics, LLC pursuant to its 2001 Long-Term Incentive Plan and its 2005 Long-Term Incentive Plan. No further options are available for future issuance under these plans. Also in connection with the private placement as referenced above, we issued warrants to purchase 280,000 shares of our common stock to the placement agents for such transaction.

(2)
Our Board of Directors granted to our CEO, Mr. Klimasewski, an option to purchase 700,000 shares of our common stock at $2.50 per share. If Mr. Klimasewski is not employed by the Company as the CEO on the first anniversary of the grant date, 350,000 stock options will be forfeited. These options are not presently covered by any equity compensation plan.

(3)
During 2004, our board of directors and stockholders, prior to the reverse acquisition, adopted the 2004 Non-Statutory Stock Option Plan. We have not granted any options under that plan and plan to terminate the plan. Additionally, in connection with the reverse acquisition, the members of VirtualScopics, LLC authorized an additional 3,900,000 shares under a stock option plan to be created by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pfizer Clinical Imaging and Services Agreement

Concurrent with Pfizer’s equity investment in VirtualScopics, LLC in June 2002, VirtualScopics, LLC entered into a Clinical Imaging and Services Agreement with Pfizer. This agreement was renewed for a two-year period commencing August 2005. The agreement is intended to assist VirtualScopics, LLC in further developing and validating its image analysis software and image-based biomarkers through testing by Pfizer. The agreement may be extended for two additional one-year terms at the end of the current two-year term. Pfizer may terminate the agreement for any or no reason on 30 days’ advance notice.

Loans from Officers

In November 2002, VirtualScopics received two loans from its officers Dr. Saara Totterman and Dr. Jose Tamez-Pena. Specifically, VirtualScopics issued promissory notes to these persons in the following amounts: Dr. Jose Tamez-Pena, $150,000; and, Dr. Saara Totterman, $90,000. The unpaid principal and interest under the notes is paid quarterly ending on March 31, 2008 at an interest rate of 5.75% per year.

MRI Machine

In December 2002, VirtualScopics, LLC received an investment of $2,450,000 from GE Medical Systems for 1,088,889 of VirtualScopics, LLC’ series C preferred units. These units were converted into shares of our Common Stock. Upon receipt of the proceeds of this investment, VirtualScopics, LLC purchased an MRI machine from this investor for $2,300,000. During 2003, the equipment was sold to the University of Rochester, a related party, for $2,300,000. As of December 31, 2005, VirtualScopics, LLC had received $1,250,000 of the payment from the University of Rochester. Additionally, VirtualScopics, LLC retained the right to use the machine exclusively one day a week for the next seven years. The advanced use of the equipment of $1,050,000 was recorded as a deferred asset on the balance sheet as of December 31, 2005 and is being amortized based on usage over the life of the agreement. The equipment will be used by us for research and to broaden our ability to service our customers.

Matrix USA, LLC

Mr. Bagatelle, the Chairman of the Company, and his spouse currently hold non-controlling interests in Matrix USA, LLC, a registered broker-dealer. Matrix USA acted as sub-agent to our placement agent in the private placement we completed concurrently with the exchange transaction. As a result of these services, Matrix USA received commissions of $155,400 and four-year warrants to purchase 77,700 shares of our Common Stock.

Redemption of Shares From Former President

Concurrent with the closing of the exchange transaction and the private placement, we redeemed 70,537,500 shares of our Common Stock from our former directors, Edward A. Sundberg and Lindsay Sundberg, for aggregate consideration of $200 and then cancelled those shares at the closing of the exchange transaction.

Former ConsultAmerica Transactions

Prior to the closing of the exchange transaction we operated out of office space located at 13070 Addison Rd., Roswell, GA  30075 provided to us by our former President at no cost. There was no written lease agreement.

ConsultAmerica’s fiscal year end was August 31st. During the years ended August 31, 2005 and 2004, substantially all of our revenue was associated with engagements with entities affiliated with our former President. The portion of proceeds attributable to us from these engagements was determined solely by our former President and was not the result of any independent negotiation. We have no commitments for future engagements with any of these entities.

PROPOSAL 2 - INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Subject to stockholder ratification, our board of directors has appointed Marcum & Kliegman, LLP to serve as our Independent Registered Public Accounting Firm for the year ending December 31, 2006. Marcum & Kliegman LLP replaced Most & Company as our independent auditors. Selection of our Independent Registered Public Accounting Firm is not required to be submitted to a vote of the stockholders. However, we are submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the board of directors may, in its discretion, appoint different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Representatives of Marcum & Kliegman, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors recommends a vote "FOR" this proposal.

Changes in Independent Public Accountants

On November 4, 2005, in connection with the reverse acquisition exchange transaction discussed in “Change of Control” above, we terminated Most & Company, LLP, or Most & Co., as our independent registered public accounting firm. Most & Co. audited our financial statements for the fiscal year ended August 31, 2005. We replaced of Most & Co. following the exchange transaction, in which the former members of VirtualScopics, LLC acquired a majority of the outstanding shares of our Common Stock. VirtualScopics, LLC is our primary business unit, and the current independent registered public accountants of VirtualScopics, LLC is the firm of Marcum & Kliegman LLP. We believe that it is in our best interest to have Marcum & Kliegman LLP continue to work with our business, and we therefore retained Marcum & Kliegman LLP as our new independent registered public accounting firm effective as of November 4, 2005. Marcum & Kliegman LLP is located at 655 Third Avenue, 16th Floor, New York, New York 10017.

The appointment of Marcum & Kliegman LLP was recommended and approved by our board of directors. During our two most recent fiscal years, and the subsequent interim periods we did not consult Marcum & Kliegman LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B or a reportable event as described in Item 304(a)(1)(v) of Regulation S-B.

Prior to the exchange agreement mentioned above, ConsultAmerica’s fiscal year was August 31st. Most & Co.’s report on our financial statements for the fiscal year ended August 31, 2005 did not contain any adverse opinion or disclaimer of opinion and was not qualified as audit scope or accounting principles, however such year-end report did contain a modification paragraph that expressed substantial doubt about our ability to continue as a going concern.

During the most recent fiscal year ended August 31, 2005, (i) there were no disagreements between us and Most & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Most & Co., would have caused Most & Co. to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as described in Item 304(a)(1)(iv) of Regulation S-B. The decision to replace Most & Co. was not the result of any disagreement between us and Most & Co. on any matter of accounting principle or practice, financial statement disclosure or audit procedure. Our board of directors deemed it in our best interest to change independent auditors following the closing of the exchange transaction.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements audited by Marcum & Kliegman, including the balance sheet as of December 31, 2005 and the consolidated statements of operations, cash flows and stockholders’ equity for the two fiscal years ended December 31, 2005. It also discussed with Marcum & Kliegman the matters required to be discussed by Statement on Auditing Standards 61 including the role of the auditor, the Company’s significant accounting policies, the methodology used by management in making significant accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, the methodology used by management in making significant adjustments in the financial statements, any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements, any difficulties encountered in performing the audit, and certain other matters. Marcum & Kliegman has provided the Committee with the written disclosures and letter required by Independent Standards Board Statement No. 1 and the Committee has discussed with Marcum & Kliegman, Marcum & Kliegman’s independence.

Based on the review and discussions mentioned, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for 2005 for filing with the SEC.

Respectfully submitted, The Audit Committee: Charles Phelps, Chair Warren Bagatelle Colby Chandler

Fees for Audit and Other Services

The following table shows the fees billed or expected to be billed to us for the audit and other services provided by Marcum & Kliegman for 2005 and 2004:

	2005	2004
Audit Fees	$65,000	$32,500
Audit Related Fees	72,195	—

Total Audit and Audit Related Fees	137,195	32,500
Tax Fees	—	—

Total Fees	$137,195	$32,500

Audit Fees. This category includes the audit of our consolidated financial statements, and reviews of the financial statements included in our Quarterly Reports on Form 10-QSB. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, SEC registration statements and comfort letters.

Audit Related Fees. The services for fees under this category include other accounting advice.

Tax Fees. These fees relate to the preparation and review of tax returns, tax planning and tax advisory services. Bonadio performed these services for the Company in 2005 and 2004, total charges were $11,850 and $12,657, respectively.

Non-Audit Related Fees. The audit committee has adopted a pre-approval policy that is contained in the Audit Committee Charter, see Exhibit A of this report.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more stockholders. This delivery method, referred to as "householding," can result in significant cost savings for us. In order to take advantage of this opportunity, the Company, or banks and brokerage firms that hold your shares, have delivered only one Proxy Statement and annual report to multiple stockholders who share an address unless the we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Molly Henderson, Chief Financial Officer, VirtualScopics, Inc., 350 Linden Oaks, Rochester, New York, 14625. Stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting the Company in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

We do not know of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, VirtualScopics will cancel the proxy.

STOCKHOLDERS' PROPOSALS

Under applicable securities laws, stockholder proposals must be received by us no later than December 16, 2006 to be considered for inclusion in our Proxy Statement relating to the 2007 Annual Stockholders Meeting. If we change the date of the 2007 Annual Meeting by more than 30 days from the date of the 2006 Annual Meeting, then stockholder proposals must be received by us a reasonable time before we begin to print and mail our Proxy Statement for the 2007 Annual Meeting. A stockholder proposal submitted outside the process of SEC Rule 14a-8 is considered untimely if it is not received by March 1, 2007.

By the Order of the board of directors Rochester, New York Robert Klimasewski, President and Chief Executive Officer

EXHIBIT A

AUDIT COMMITTEE CHARTER

Purpose of the Audit Committee

The purpose of the Audit Committee of VirtualScopics, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors each of whom is (i) “independent” under the rules of the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and (iv) has not participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years. Members shall be appointed either by a majority of independent directors or by a nominations committee composed solely of independent directors.

All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.

Meetings of the Audit Committee

The Audit Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Responsibilities of the Audit Committee

To carry out its purpose, the Audit Committee shall have the following responsibilities:

•	with respect to the independent auditors,

o	(i) to directly appoint, compensate, retain, oversee, evaluate, and terminate the independent auditors, who must report directly to the Audit Committee;

o
(ii) to pre-approve all audit and non-audit services to be provided by the independent auditors; in this regard, the Audit Committee may, in its discretion, (A) delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting, and (B) pre-approve services using pre-approval policies and procedures, provided that (1) such policies and procedures are detailed as to the particular services to be provided, (2) the Audit Committee is informed about each such particular service, and (3) such policies and procedures do not result in the delegation of the Audit Committee’s authority to management;

o
(iii) to ensure that the independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.;

o
(iv) to discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

o	(v) to actively engage in dialogue with the independent auditors with respect to any disclosed relationship or services that may impact the independence of the auditors;

o
(vi) to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

o
(vii) to obtain from the independent auditors annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service;

o	(viii) to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

o	(ix) to review and approve all related party transactions of the Company;

•	with respect to financial reporting principles and policies and internal audit controls and procedures,

o	to discuss with the independent auditors the matters required to be disclosed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as it may be modified or supplemented;

o	to meet with management, the independent auditors and, if appropriate, the director of the internal audit department:

▪	to discuss the scope and results of the annual audit;

▪	to discuss the annual audited financial statements and quarterly financial statements;

▪
to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

▪
to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management; and

▪	to discuss any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Company;

o
to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

o
to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

o	to establish hiring policies for employees or former employees of the independent auditors;

•	with respect to reporting and recommendations,

o	to prepare any report or other disclosures or any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual report;

o	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors;

o	to conduct and present to the Board an annual performance evaluation of itself; and

o
to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

Resources and Authority of the Audit Committee

The Audit Committee shall have the authority appropriate to discharge its duties and responsibilities, including the authority to select, engage, retain, terminate, and approve the fees and other retention terms of special or independent counsel and other advisors, as it deems necessary or appropriate to carry out its duties.

The Audit Committee shall have the appropriate funding, as determined by the Audit Committee for payment of (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any independent counsel or advisers employed by the Audit Committee as it deems necessary; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.